Exhibit 99.1

AxoGen, Inc. Reports First Quarter 2013 Financial Results

AxoGen announces record revenues and positive results

First Quarter 2013 Highlights:

•	Revenues increased 29.6% to $2.14 million

•	Gross profit increased 30.4% to $1.58 million

•	Gross margin remained strong at 73.9%, up 50 basis points

•	Appointed Shawn McCarrey as Senior Vice President of Sales

ALACHUA, FL – April 30, 2013 – AxoGen, Inc. (OTCBB: AXGN) a leading regenerative medicine company focused on the commercialization of proprietary products and technologies for peripheral nerve reconstruction and regeneration, announced financial results for the first quarter ended March 31, 2013.

Karen Zaderej, Chief Executive Officer of AxoGen, said, “We achieved record revenue in the first quarter 2013 as a result of our ongoing commercialization strategies focused on expanding usage within our current key accounts and increasing the number of surgeons and facilities using our unique peripheral nerve repair products. During the quarter we were a first-time exhibitor at the American Association of Orthopedic Surgeons Annual Meeting and sponsored peer-to-peer education events at other medical conferences including the American Association for Hand Surgery and the American Society for Peripheral Nerve.” Ms. Zaderej continued, “Our efforts were enhanced by the presentation of new data by study investigators in the Ranger® Registry, an ongoing multi-center registry for peripheral nerve repair. Finally, during the quarter, we worked to target key new accounts and welcomed Shawn McCarrey as the leader of our U.S. sales organization. All of these activities contributed to record sales in the first quarter 2013 and position us well for future growth.”

Revenue

Revenues for the first quarter 2013 were $2.14 million, up 29.6% compared to $1.65 million in the first quarter 2012, driven by an increase in the number of facilities utilizing the Company’s products and increased penetration of existing accounts.

Gross Profit

Gross profit for the first quarter 2013 was $1.58 million, up 30.4% compared to $1.21 million in the first quarter 2012. Gross profit margin for the first quarter 2013 was 73.9%, up 50 basis points compared to 73.4% in the first quarter 2012. The year-over-year improvement in gross profit and gross margin was primarily attributable to revenue growth, manufacturing efficiencies and a product price increase instituted in March 2013, partially offset by an increase in the inventory reserve.

Operating Expenses

Total operating expenses in the first quarter 2013 were $3.91 million, up 23.8% compared to $3.16 million in the first quarter 2012. As a percentage of revenues, operating expenses were down 8.6% in the first quarter 2013 as compared to the same period in 2012, demonstrating improved operating leverage relative to revenue growth in the quarter.

First quarter 2013 sales and marketing expense was $1.89 million, up 16.3% compared to $1.63 million in the first quarter 2012. The increase was primarily attributable to the expansion of the Company’s marketing efforts and direct sales force.

First quarter 2013 general and administrative expense was $1.61 million, up 30.5% compared to $1.23 million in the first quarter 2012. The increase was primarily attributable to increased salaries and benefits, public company expenses, travel and other general expenses.

First quarter 2013 research and development expense was $0.41 million, up 37.5% compared to $0.30 million in the first quarter 2012. The increase was primarily attributable to costs associated with the Company’s investment in clinical studies that support the use and regulatory position of the Company’s products.

Loss from Operations and Net Loss

Operating loss in the first quarter 2013 was $2.32 million, compared to $1.94 million in the first quarter 2012. Net loss in the first quarter 2013 was $3.44 million, or ($0.31) per share, compared to net loss of $2.11 million, or ($0.19) per share, in the first quarter 2012.

Balance Sheet

As of March 31, 2013, the Company had $11.20 million in cash and cash equivalents and approximately $22.44 million in long-term note payable – revenue interest purchase agreement.

Conference Call

AxoGen, Inc. management will host a conference call and webcast to review the first quarter 2013 financial results on Wednesday, May 1, 2013 at 10:00 am ET. The conference call and webcast information is as follows:

Conference dial-in: International dial-in: Conference Name: Conference ID: Conference Call Webcast:	877-709-8150 201-689-8354 AxoGen First Quarter 2013 Financial Results 00413262 www.axogeninc.com/investors.html

Following the live conference call and webcast, a replay will be available on the investor relations section of the Company’s website, http://www.axogeninc.com/investors.html.

About AxoGen, Inc.

AxoGen (AXGN) is a regenerative medicine company dedicated to advancing the science and commercialization of peripheral nerve repair solutions. The Company’s innovative approach to regenerative medicine has resulted in first-in-class products that will define their product categories. AxoGen’s products offer a full suite of surgical nerve reconstruction solutions including Avance® Nerve Graft, the only commercially available processed nerve allograft for bridging severed nerves without the comorbidities associated with a second surgical site, AxoGuard® Nerve Connector, a porcine submucosa extracellular matrix (“ECM”) coaptation aid for tensionless repair of severed nerves, and AxoGuard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect injured peripheral nerves and reinforce coaptation sites while preventing soft tissue attachments. For more information, visit our website at www.axogeninc.com.

AxoGen is the parent of its wholly owned operating subsidiary, AxoGen Corporation. AxoGen’s principal executive office and operations are located in Alachua, FL.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “continue”, “may”, “should”, “will” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential, financial performance, sales growth, product adoption, market awareness of our products and data validation. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect AxoGen’s business and its market, particularly those discussed in the risk factors and cautionary statements in AxoGen’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and AxoGen assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

AxoGen, Inc.

Greg Freitag, Chief Financial Officer

386-462-6856

InvestorRelations@AxoGenInc.com

www.axogeninc.com

AXOGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2013 (unaudited)	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$11,200,447	$13,907,401
Accounts receivable	1,179,138	1,050,089
Inventory	3,420,253	3,151,109
Prepaid expenses and other	142,033	187,256

Total current assets	15,941,871	18,295,855
Property and equipment, net	111,401	108,534
Intangible assets	590,458	573,731
Deferred financing costs	1,208,227	1,252,443

	$17,851,957	$20,230,563

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$1,418,938	$1,479,752

Total current liabilities	1,418,938	1,479,752
Note Payable – Revenue Interest Purchase Agreement	22,438,404	21,580,252

Total liabilities	23,857,342	23,060,004

Commitments and contingencies
Shareholders’ equity (deficit):
Common stock, $.01 par value; 50,000,000 shares authorized; 11,127,869 and 11,122,573 shares issued and outstanding	111,279	111,226
Additional paid-in capital	55,169,737	54,908,226
Accumulated deficit	(61,286,401)	(57,848,893)

Total shareholders’ equity (deficit)	(6,005,385)	(2,829,441)

	$17,851,957	$20,230,563

AXOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months ended March 31, 2013 and 2012

(unaudited)

	2013	2012
Revenues	$2,142,932	$1,653,430
Cost of goods sold	560,243	439,158

Gross profit	1,582,689	1,214,272
Costs and expenses:
Sales and marketing	1,893,541	1,628,608
Research and development	406,943	296,131
General and administrative	1,605,759	1,230,608

Total costs and expenses	3,906,243	3,155,347

Loss from operations	(2,323,554)	(1,941,075)

Other income (expense):
Interest expense	(1,067,621)	(125,125)
Interest expense – deferred financing costs	(44,216)	(34,951)
Other income (expense)	(2,117)	(8,174)

Total other income (expense)	(1,113,954)	(168,250)
Net Loss	(3,437,508)	(2,109,325)

Net loss available to common shareholders	$(3,437,508)	$(2,109,325)

Weighted Average Common Shares outstanding – basic and diluted	11,124,633	11,062,339

Loss Per Common share – basic and diluted	$(0.31)	$(0.19)

AXOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months ended March 31, 2013 and 2012

(unaudited)

	2013	2012
Cash flows from operating activities:
Net loss	$(3,437,508)	$(2,109,325)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	23,140	55,691
Amortization of intangible assets	14,687	29,419
Amortization of deferred financing costs	44,216	22,713
Amortization of debt discount	—	12,238
Share-based compensation	259,912	157,860
Interest added to note payable	858,151	—
Change in assets and liabilities:
Accounts receivable	(129,049)	(96,329)
Inventory	(269,144)	(365,796)
Prepaid expenses and other	45,223	(106,033)
Accounts payable and accrued expenses	(60,814)	(78,727)

Net cash used for operating activities	(2,651,186)	(2,478,289)

Cash flows from investing activities:
Purchase of property and equipment	(26,007)	(29,313)
Acquisition of intangible assets	(31,415)	(41,236)

Net cash used for investing activities	(57,422)	(70,549)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,654	63
Payment of fractional shares from Merger	—	(59)

Net cash provided by financing activities	1,654	4

Net decrease in cash and cash equivalents	(2,706,954)	(2,548,834)
Cash and cash equivalents, beginning of year	13,907,401	8,190,781

Cash and cash equivalents, end of period	$11,200,447	$5,641,947

Supplemental disclosures of cash flow activity:
Cash paid for interest	$172,527	$125,125